UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RTI SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

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For more information, contact: Jenny Highlander, APR, CPRC Director, Corporate Communications jhighlander@rtix.com Phone (386) 418-8888

RTI SURGICAL COMMENTS ON DIRECTOR NOMINATIONS FROM KRENSAVAGE PARTNERS LP

ALACHUA, Fla. (Feb. 24, 2016) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, today issued the following statement regarding an announcement by Krensavage Partners, LP (Krensavage) that it has sent a letter to the company nominating four individuals as candidates to stand for election to RTI’s board of director’s at the company’s 2016 annual shareholders’ meeting.

“Our nominating and governance committee evaluates all potential director candidates, whether recommended for election by the committee or by shareholders, using a thorough process to identify individuals who it believes, in addition to possessing qualities such as integrity, ability, and judgment, will enhance the company’s ability to generate shareholder value,” said Curt Selquist, chairman of the nominating and governance committee of the RTI board of directors and operating partner with Water Street Healthcare Partners. “The committee will carefully review the four individuals nominated by Krensavage in accordance with this process.”

“RTI is open to constructive input from all of our shareholders, and we respect the right of shareholders to nominate directors,” Selquist said. “As a part of our commitment to good corporate governance, including a strong board, RTI remains focused on execution of the company’s strategy and building value for all of its shareholders. We are confident that the company is well-positioned for the future and remain focused on allocating capital to the most accretive opportunities in order to deliver shareholder value.”

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements regarding the nominating and governance committee’s evaluation of the director candidates, RTI’s execution of its strategy and its building of shareholder value, RTI’s positioning for the future, and RTI’s focus on allocating capital to the most accretive opportunities in order to deliver shareholder value. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

Important Additional Information

RTI Surgical will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2016 annual meeting of shareholders. Shareholders are strongly advised to read RTI’s 2016 proxy statement and the accompanying WHITE proxy card when they become available because they will contain important information. Shareholders will be able to obtain copies of RTI’s 2016 proxy statement, any amendments or supplements to the proxy statement and other relevant solicitation materials filed by RTI with the SEC in connection with its 2016 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov, on the company’s website at www.rtix.com, or by writing to our Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. RTI, its directors, and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with its 2016 annual meeting of shareholders. Information concerning persons who may be considered participants in the solicitation of RTI’s shareholders under the rules of the SEC is set forth in public filings filed by RTI with the SEC and will be set forth in its proxy statement relating to its 2016 annual meeting of shareholders.